Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        ETERNAL TECHNOLOGIES GROUP, INC.
                          (Formerly Egan Systems, Inc.)
             (Exact name of registrant as specified in its charter)

            Nevada                                     62-1655508
------------------------------                     ----------------------
(State or other jurisdiction                         (IRS Employer
 of incorporation)                                  Identification No.)

Sect. D, 5/F, Block A. Innotech Tower,
235 Nanjing Rd. Heping District, Tianjin               300052
-----------------------------------------          ----------------
(Address of Principal Executive Offices)              (Zip Code)


                           Stock Issuance to Employees
                       and Directors for Services Rendered

                                                     Copy to:
                                                 Hank Vanderkam
         Rita Dickson                           Vanderkam & Sanders
         1161 Ambassador Drive                  1301 Travis, #1200
         Reno, NV 89523                         Houston, Texas 77002
         ----------------------------
         (Name, address and telephone             (713) 547-8900
          number of agent for service)


Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                                      CALCULATION OF REGISTRATION FEE
================================= =============== =================== ===================== ================

                                                   Proposed maximum     Proposed maximum       Amount of
          Title of securities      Amount to be   offering price per   aggregate offering    registration
           to be registered         registered         share (1)              price               fee
--------------------------------- --------------- ------------------- --------------------- ----------------

Common Stock, $.001 par value     1,300,000                $0.40             520,000          $164.71
================================= =============== =================== ===================== ================

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average bid and asked price as reported on the Nasdaq Electronic Bulletin Board on October 8, 2004 under the symbol "ETLT".

PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The documents incorporated by reference in Item 3 of Part III of the Registration Statement are available without change, upon written request at the Company's offices, Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin: attention Wei Jianhseng.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended June 30, 2004

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Common Stock

         General. The Company is authorized to issue 95,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of Preferred Stock, $.001 par value per share.

         The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

         Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

         Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

         Preferred Stock. The rights of the preferred stock is set by the Board of Directors when such stock is issued to date, no preferred stock has been issued.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Hank Vanderkam, Vanderkam & Associates will receive up to 250,000 shares to be issued at a future date for past legal services rendered. Apart from these shares, there is no interest of any named expert or counsel in the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

         The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4.1      2004 Stock Compensation  Plan
         5.1 Opinion and consent of Vanderkam & Associates re: the legality of the shares being registered
         23.1     Consent of Vanderkam & Associates (included in Exhibit 5.1)
         23.2     Consent of Thomas Leger & Co. LLP

ITEM 9.  UNDERTAKINGS

         (a) The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
                  (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tianjin, PRC on the 8th day of October, 2004.

                                          ETERNAL TECHNOLOGIES GROUP, INC.


                                           By: /s/ JiJun Wu
                                                JiJun Wu, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                 Title                        Date
-----------               --------                     -------

/s/ Wu JiJun                                           October 8, 2004
------------
Wu JiJun                  Chairman and Director

/s/ Wei Jiansheng                                      October 8, 2004
 ----------------
Wu JiJun                  CEO and Director

/s/ Zhu Shien
                          Director                     October 8, 2004
Zhu Shien

----------------------
James Q. Wang             Director                     October 8, 2004


/s/ XingJian Ma
XingJian Ma               CFO and Director             October 8, 2004


/s/ Genchang Li
Genchang Li               Director                     October 8, 2004


/s/ Shicheng Fu
Shicheng Fu               Director                     October 8, 2004

                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                               713-547-8900 phone
                             713-547-8910 facsimile

                                 October 8, 2004


Eternal Technologies Group, Inc.
Sect. D, 5/F, Block A. Innotech Tower
235 Nanjing Rd. Heping
District, Tianjin


         Re:      Form S-8 Registration Statement

Gentlemen:

         You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Eternal Technologies Group, Inc. (the "Company") covered by a Form S-8 Registration Statement, as amended through the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1. 1,300,000 shares of common stock, $.001 par value (the "Shares") issuable pursuant to the 2004 Stock Option Compensation Plan.

         In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Agreement, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

         Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                               Sincerely,

                                               VANDERKAM & ASSOCIATES

                                               /s/ Vanderkam & Associates

                          INDEPENDENT AUDITORS' CONSENT





As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report relating to the financial statements of Eternal Technologies Group, Inc. which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, and to all references to this firm included in such Registration Statement.

                                          /s/ Thomas Leger & Co. LLP






Date : October 4, 2004